UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2009
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	77-0148231
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2655 Seely Avenue, Building 5	95134
San Jose, California
(Address of Principal Executive Offices)	(Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On June 10, 2009, Cadence Design Systems, Inc. (“Cadence”) commenced a restructuring plan. Upon completion of the restructuring plan, Cadence expects to achieve annual operating expense savings of approximately $30 million, through a combination of workforce and other expense reductions. The expected annual operating expense savings take into account additional investments planned for areas of critical importance to Cadence’s customers.
Cadence expects to eliminate approximately 225 full-time positions. Cadence expects to record a restructuring charge of approximately $20 million to $25 million pre-tax, approximately $18 million of which will be recorded in the second quarter of 2009. Substantially all of the restructuring charge is for employee-related costs and will result in future cash expenditures. Because of varying regulations in the jurisdictions and countries in which Cadence operates, these workforce reductions will be realized over a period of time and are expected to be completed in the second half of fiscal 2009.
A copy of the press release is attached hereto as Exhibit 99.01 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.01	Press Release issued by Cadence Design Systems, Inc. on June 10, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 10, 2009

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ Kevin S. Palatnik
Kevin S. Palatnik
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.01	Press Release issued by Cadence Design Systems, Inc. on June 10, 2009.